     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2001
                                                     REGISTRATION NO. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                          -----------------------------

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                          DELANO TECHNOLOGY CORPORATION
             (Exact name of Registrant as specified in its charter)

                          -----------------------------

         ONTARIO, CANADA                                      98-0206122
 (Province or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                       Identification Number)

                            302 TOWN CENTRE BOULEVARD
                            MARKHAM, ONTARIO, CANADA
                                     L3R 0E8
                                 (905) 947-2222
                   (Address, including zip code, and telephone
             number, including area code, of Registrant's principal
                               executive offices)

                          -----------------------------

                              CT CORPORATION SYSTEM
                                 111 8TH AVENUE
                               NEW YORK, NY 10011
                                 (212) 894-8940
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          -----------------------------

  COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT
                        FOR SERVICE, SHOULD BE SENT TO:

                             F. GEORGE DAVITT, ESQ.
                         Testa, Hurwitz & Thibeault, LLP
                                 125 High Street
                           Boston, Massachusetts 02110
                                 (617) 248-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
[ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following. [ ]

                          -----------------------------

                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE PER     AGGREGATE OFFERING         AMOUNT OF
       SECURITIES TO BE REGISTERED               REGISTERED             SHARE (1)              PRICE (1)        REGISTRATION FEE (1)
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock, without par value               5,031,045                $1.75              $8,804,328.75           $2,201.08
====================================================================================================================================
(1)  Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee, based upon the average of the high and low prices per share as reported on the Nasdaq National Market on
     March 21, 2001.

                         -----------------------------
         DELANO HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL DELANO SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED MARCH 28, 2001



                          DELANO TECHNOLOGY CORPORATION

                             5,031,045 Common Shares


         This Prospectus relates to the resale of up to an aggregate of 5,031,045 of our common shares issued to the stockholders of Continuity Solutions, Inc. and Digital Archaeology Corporation in connection with our acquisition of both companies. None of the proceeds from the resale of the shares will be received by us. The selling stockholders may sell the shares at market prices prevailing at the time of the sale or at prices otherwise negotiated.

         THE COMMON SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5.

         Our common shares are traded on the Nasdaq National Market under the symbol "DTEC."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any contrary representation is a criminal offense.




                 The date of this prospectus is March 28, 2001.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offer to buy these securities.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

         - Annual Report on Form 10-K for the year ended March 31, 2000 and related exhibits;

         -        Current Report on Form 8-K filed on October 30, 2000;

         -        Current Report on Form 8-K/A filed on December 29, 2000;

         - Quarterly Report on Form 10-Q for the quarters ended June 30, 2000, September 30, 2000 and December 31, 2000 and related exhibits; and

         - The description of our capital stock contained in the Registration Statement on Form 8-A which was filed with the SEC on January 27, 2000.

         You may request these documents in writing or by telephone. We will provide to you, at no cost, a copy of any or all information incorporated by reference in the registration statement, of which this prospectus is a part. Requests should be directed to our Investor Relations Department at our principal offices which are located at 302 Town Centre Boulevard, Markham, Ontario, Canada, L3R 0E8. You may contact our investor relations department by calling us at (905) 947-2222.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.


                           FORWARD LOOKING INFORMATION

         This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. This section provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking statements. In particular, the statements regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" describes some, but not all, of the factors that could cause these differences.

         Delano, Delano Campaign Server, Delano Component Development Kit, Delano Component Pack for Back Office, Delano e-Business Interaction Application Builder, Delano e-Business Interaction Server, Delano e-Business Interaction Server Administrator, Delano e-Business Interaction Suite and the Delano logo are trademarks of Delano. This prospectus also makes reference to trademarks of other companies.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy the registration statement on Form F-3 of which this prospectus is a part, as well as reports, proxy statements and other information filed by us, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of such material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-SEC-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants, like us, that file electronically.

         This prospectus provides you with a general description of the common shares being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with, or incorporated by reference into, our registration statement.

                                     SUMMARY

         All selling stockholders were former stockholders of either Continuity Solutions, Inc. or Digital Archaeology Corporation. The selling stockholders acquired the shares being offered in this prospectus as a result of our acquisition of Continuity completed on September 26, 2000 and our acquisition of Digital Archaeology completed on October 16, 2000. All selling stockholders must deliver a prospectus to purchasers at or prior to the time of any sale of the common shares offered in this prospectus.

         Delano was incorporated under the laws of the Province of Ontario on May 7, 1998. Our principal executive offices are located at 302 Town Centre Boulevard, Markham, Ontario, Canada L3R 0E8. Our telephone number at that location is (905) 947-2222. Our web site address is www.delanotech.com. The information contained on our web site is not part of this prospectus.

                                  RISK FACTORS

         Our future operating results may vary substantially from period to period. The price of our common shares will fluctuate in the future, and an investment in our common shares is subject to a variety of risks, including but not limited to the specific risks identified below. Inevitably, some investors in our securities will experience gains while others will experience losses depending on the prices at which they purchase and sell securities. Prospective and existing investors are strongly urged to carefully consider the various cautionary statements and risks set forth herein. This prospectus contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in this section and elsewhere in this prospectus. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Readers are cautioned not to place undue reliance on forward-looking statement, which reflect our management's view only as of the date of this prospectus.

RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND FORECAST OUR FUTURE OPERATING RESULTS.

         We were incorporated on May 7, 1998, and we first recorded revenues in the quarter ended June 30, 1999. We are still in the early stages of our development and have a limited operating history, making it difficult to evaluate our business and prospects. As a result of our limited operating history, it is difficult or impossible for us to predict future operating results. For example, we cannot forecast operating expenses based on our historical results because our historical results are limited and we, to some extent, forecast expenses based on future revenue projections. Moreover, due to our limited operating history, any evaluation of our business and prospects must be made in light of the risks and uncertainties often encountered by early-stage companies in internet-related markets. Many of these risks are discussed in the sub-headings below, and include our ability to execute our product development activities, implement our sales and marketing initiatives, both domestically and internationally, and attract more clients. We may not successfully address any of these risks.

FACTORS RELATING TO OUR BUSINESS MAKE OUR FUTURE OPERATING RESULTS UNCERTAIN, AND MAY CAUSE THEM TO FLUCTUATE FROM PERIOD TO PERIOD.

         Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter, particularly because our products and services are relatively new and our prospects are uncertain. If our quarterly revenues or operating results fall below the expectations of investors, the price of our common shares could decline substantially. Factors that might cause quarterly fluctuations in our operating results include the risk factors described in the sub-headings below as well as the following:

         -        the timing of new releases of our products;
         - changes in our pricing policies or those of our competitors, including the extent to which we may need to offer discounts to match competitors' pricing;

         - the mix of sales channels through which our products and services are sold;
         -        the mix of our domestic and international sales;
         -        costs related to the customization of our products;
         - our ability to expand our operations, and the amount and timing of expenditures related to this expansion; and
         - any costs or expenses related to expansion in our corporate and other offices;

          Our operating results may also be affected by the following factors over which we have little or no control:

         - the evolving and varying demand for interaction-based software products and services for e-businesses, particularly our products and services;
         - the discretionary nature of our clients' purchasing and budgetary cycles;
         - the timing of execution of large contracts that materially affect our operating results; and
         - global economic conditions, as well as those specific to large enterprises with high e-mail volume.

OUR OPERATING EXPENSES ARE RELATIVELY FIXED, WHICH WOULD CAUSE OUR OPERATING RESULTS TO VARY FROM PERIOD TO PERIOD.

         Most of our expenses, such as employee compensation and rent, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if total revenues for a particular quarter are below our expectations, we cannot proportionately reduce operating expenses for that quarter. Therefore, this revenue shortfall would have a disproportionate effect on our operating results for that quarter.

WE HAVE A HISTORY OF LOSSES, WE MAY INCUR LOSSES IN THE FUTURE AND OUR LOSSES MAY INCREASE BECAUSE OF OUR PLAN TO INCREASE OPERATING EXPENSES.

         Since we began operations in May 1998, we have incurred substantial operating losses in every quarter. As a result of accumulated operating losses, as of December 31, 2000, we had an accumulated deficit of $47.9 million. For the three months ended December 31, 2000, we had a net loss of $18.7 million, or 201.5% of total revenues for that period. Our growth in recent periods has been from a limited base of clients, and we may not be able to sustain our growth rate. We expect to continue to increase our operating expenses. As a result, we expect to continue to experience losses and negative cash flow, even if sale of our products and services continues to grow, and we may not generate sufficient revenues to achieve profitability in the future.

         In addition, as a result of our rapid growth, we expect that our losses may increase even more because of additional costs and expenses related to an increase in:

         -        the number of our employees;
         -        research and development activities; and
         -        sales and marketing activities.

WE ARE DEPENDENT UPON A LIMITED NUMBER OF CLIENTS, AND A LOSS OF ANY OF THESE CLIENTS OR A REDUCTION, DELAY OR CANCELLATION IN ORDERS FROM THESE CLIENTS COULD HARM OUR BUSINESS.

         To date, a significant portion of our total revenues has been derived from sales to a small number of clients. In the three months ended December 31, 2000, one customer accounted for more than 10% of revenues. We expect that we will continue to be dependent upon a limited number of clients for a significant portion of our revenue in future periods. There can be no assurance that our existing clients or any future clients will continue to use our products. A reduction, delay or cancellation in orders from our clients, including reductions or delays due to market, economic or competitive conditions, could have a materially adverse effect on our business, operating results and financial condition.

DIFFICULTIES IN IMPLEMENTING OUR PRODUCTS COULD HARM OUR BUSINESS.

         Our success depends upon the ability of our staff and our clients to implement our products. This implementation typically involves working with sophisticated software, computing and communications systems. If we experience implementation difficulties or do not meet project milestones in a timely manner, we could be obligated to devote more customer support, engineering and other resources to a particular project than anticipated. Some clients may also require us to develop customized features or capabilities. If new or existing clients require more time to deploy our products than is originally anticipated, or require significant amounts of our professional services support or customized features, our revenue recognition could be further delayed and our costs could increase, causing increased variability in our operating results.

OUR PRODUCTS AND SERVICES MAY NOT BE ACCEPTED BY THE MARKETPLACE.

         Of our total revenues of $9.3 million for the three months ended December 31, 2000, $8.0 million was derived from licenses of our products and $1.3 million was from related services. We are not certain that our target clients will widely adopt and deploy our products and services. Our future financial performance will depend on the successful development, introduction and client acceptance of new and enhanced versions of our products. In the future, we may not be successful in marketing our products and services or any new or enhanced products.

WE EXPECT TO DEPEND ON SALES OF OUR DELANO E-BUSINESS INTERACTION SUITE AND VELOCITY SUITE APPLICATIONS FOR A SUBSTANTIAL MAJORITY OF OUR REVENUES FOR THE FORESEEABLE FUTURE.

         In the three months ended December 31, 2000, we derived most of our revenues from licenses of our Delano e-Business Interaction Suite and Customer Velocity. Although we have added new product offerings and expect to add new product offerings, we expect to continue to derive a substantial majority of our revenues from sales of the Delano e-Business Interaction Suite for the foreseeable future. Implementation of our strategy depends on these products being able to solve the communication needs of businesses engaging in commercial transactions over the internet or having an internet presence. If current or future clients are not satisfied with these products, our business and operating results could be seriously harmed.

WE MUST CONTINUE TO DEVELOP ENHANCEMENTS TO OUR PRODUCTS AND NEW APPLICATIONS AND FEATURES THAT RESPOND TO THE EVOLVING NEEDS OF OUR CLIENTS, RAPID TECHNOLOGICAL CHANGE AND ADVANCES INTRODUCED BY OUR COMPETITORS.

         Future versions of hardware and software platforms embodying new technologies and the emergence of new industry standards could render our products obsolete. The market for e-business communications software is characterized by:

         -        rapid technological change

         -        frequent new product introductions;
         -        changes in customer requirements; and
         -        evolving industry standards.

         Our products are designed to work on, or inter-operate with, a variety of operating systems used by our clients. However, our software may not operate correctly on evolving versions of operating systems, or the hardware upon which, or with which, they are intended to run or interoperate, programming languages, databases and other systems that our clients use. If we cannot successfully develop these products in response to client demands or improve our existing products to keep pace with technological changes, our business could suffer.

         We must continually improve the performance, features and reliability of our products, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing software and to develop new services, functionality and technologies that address the increasingly sophisticated and varied needs of our prospective clients. If we do not properly identify the feature preferences of prospective clients, or if we fail to deliver features that meet the requirements of these clients on a timely basis, our ability to market our products successfully and to increase our revenues will be impaired.

DELAYS IN INTRODUCING NEW AND ENHANCED PRODUCTS COULD HARM OUR BUSINESS.

         The development of proprietary technologies and necessary service enhancements entail significant technical and business risks and requires substantial expenditures and lead time. If we experience product delays in the future we may face:

         -        customer dissatisfaction;
         -        cancellation of orders and license agreements;
         -        negative publicity;
         -        loss of revenues;
         -        slower market acceptance; and
         -        legal action by clients against us.

         In the future, our efforts to remedy product delays may not be successful and we may lose clients as a result. Delays in bringing to market new products or product enhancements could be exploited by our competitors. If we were to lose market share as a result of lapses in our product development, our business would suffer.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE.

         The market for our products and services is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. Increased competition may result in price reductions, reduced gross margins and loss of market share. The market for e-business communications software is new and intensely competitive. There are no substantial barriers to entry in this emerging market segment, and we expect established or new entities to enter this market segment in the near future.

         We currently face competition for our products principally from systems designed by in-house and third-party development efforts. In addition, some of our competitors who currently offer licensed software products are now beginning to offer online offerings, which involve providing software on a rental basis hosted on the hardware of an application service provider, or ASP. In our third quarter, we have begun to offer on-line offerings as well. However, we may lose potential clients to competitors operating with longer histories.

         Our competitors include companies providing software that is focused on a few operational or functional areas, such as eGain Communications, Kana Communications, Broadbase Software Inc. and E.Piphany Inc. We also compete with companies that provide customer management and communications solutions, such as Siebel Systems and Vantive. Furthermore, established enterprise software companies, including Hewlett-Packard, IBM and Microsoft, may leverage their existing relationships and capabilities to offer e-business communications software that competes with our products. We believe competition will increase as our current competitors increase the sophistication of their offerings and as new participants enter the market. We may also face competition from web application servers, messaging server platform solutions, e-mail application vendors and e-mail service bureaus.

         Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we do. In addition, many of our competitors have well-established relationships with our current and potential clients and have extensive knowledge of our industry. We may lose potential clients to competitors for various reasons, including the ability or willingness of our competitors to offer lower prices and other incentives that we cannot match. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition may increase as a result of industry consolidations. We may not be able to compete successfully against current and future competitors, and competitive pressures may seriously harm our business.

THE DELANO E-BUSINESS INTERACTION SUITE ENABLES THIRD PARTIES TO DEVELOP APPLICATIONS THAT COMPETE WITH OUR APPLICATIONS.

         Third parties have the ability to develop their own applications on top of the Delano e-Business Interaction Suite. The applications of these third parties could compete with products developed by us or services, which we offer now or will offer in the future. If our target clients do not widely adopt and purchase our products, or if third parties compete with applications developed by us, our business would suffer.

FAILURE TO ATTRACT AND RETAIN ADDITIONAL QUALIFIED PERSONNEL COULD ADVERSELY AFFECT OUR EXPANSION PLANS.

         Our ability to increase revenues in the future depends considerably upon our success in recruiting, training and retaining additional direct sales personnel and the success of the direct sales force. Our business will be harmed if we fail to hire or retain qualified sales personnel, or if newly hired sales people fail to develop the necessary sales skills or develop these skills more slowly than we anticipate. We also are substantially dependent upon our ability to develop new products and enhance existing products, and we may not be able to hire and retain highly qualified research and development personnel. Similarly, our failure to attract and retain the highly trained personnel that are integral to our professional services group, which is responsible for the implementation and customization of, and technical support for, our products and services, may limit the rate at which we can develop and install new products or product enhancements, which would harm our business.

THE LOSS OF ANY OF OUR EXECUTIVE OFFICERS COULD ADVERSELY AFFECT OUR BUSINESS.

         Our future success depends to a significant degree on the skills, experience and efforts of our executive officers. In particular, we depend upon the continued services of John Foresi, our Chief Executive Officer. The loss of the services of Mr. Foresi or any of our executive officers would harm our business and operations.

         We have not entered into employment agreements with our executive officers which would require them to work solely for us on a long-term basis. If any of our executive officers left or was seriously injured and unable to work and we were unable to find a qualified replacement, our business could be harmed.

WE HAVE EXPERIENCED RAPID GROWTH, WHICH HAS PLACED A STRAIN ON OUR RESOURCES, AND ANY FAILURE TO MANAGE OUR GROWTH EFFECTIVELY MAY CAUSE OUR BUSINESS TO SUFFER.

         Our ability to offer our products and services successfully in a rapidly evolving market requires an effective planning and management process. We have limited experience in managing rapid growth. We are experiencing a period of growth that is placing a significant strain on our managerial, financial and personnel resources. On December 31, 2000, we had a total of 626 full-time employees compared to 159 on December 31, 1999. Our business will suffer if this growth continues and we fail to manage this growth. Any additional growth will further strain our management, financial, personnel and other resources. To manage any future growth effectively, we must improve our financial and accounting systems, controls, reporting systems and procedures, integrate new personnel and manage expanded operations. Any failure to do so could negatively affect the quality of our products, our ability to respond to our clients and retain key personnel, and our business in general.

OUR FUTURE REVENUE GROWTH COULD BE IMPAIRED IF WE ARE UNABLE TO DEVELOP ADDITIONAL DISTRIBUTION CHANNELS FOR OUR PRODUCTS.

         We believe that our success in penetrating our target markets depends in part on our ability to enter into agreements with established third-party distribution companies, consulting organizations and software vendors relating to the distribution of our products. We have entered into non-exclusive distribution agreements with various parties, including Clarify, Hewlett-Packard, Macromedia, Deloitte Consulting and PricewaterhouseCoopers. Since these agreements are non-exclusive and normally terminable without penalty on short notice, some third parties may choose to discontinue working with us or may decide to work with our competitors. We derive revenues from these agreements through the sale of licenses. We may not be able to derive significant revenues in the future from these agreements.

WE HAVE RECENTLY COMPLETED TWO ACQUISITIONS, AND THOSE ACQUISITIONS MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND MANAGEMENT DUE TO DIFFICULTIES IN ASSIMILATING PERSONNEL AND OPERATIONS.

         We may not realize the benefits from the significant acquisitions we have completed. In September 2000, we acquired Continuity, and in October 2000, we acquired Digital Archaeology. We may not be able to successfully assimilate the additional personnel, operations, acquired technology and products into our business. In particular, we will need to assimilate and retain key professional services, engineering and marketing personnel. This is particularly difficult since Continuity's operations are located in San Francisco and Digital Archaeology is located in Kansas while we are headquartered in Toronto, Canada. Key personnel from the acquired companies may in the future decide that they do not want to work for us. In addition, products of these companies will have to be integrated into our products, and it is uncertain whether we may accomplish this easily or at all. These difficulties could disrupt our ongoing business, distract management and employees or increase expenses. Acquisitions are inherently risky and we may also face unexpected costs, which may adversely affect operating results in any quarter.

THE ACQUISITIONS OF CONTINUITY AND DIGITAL ARCHAEOLOGY INTO OUR COMPANY COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS.

         If the benefits of the acquisitions of Continuity and Digital Archaeology into our company do not exceed the costs associated with these acquisitions, including any dilution to our stockholders resulting from the issuance of shares in connection with the acquisitions, our financial results, including earnings per share, could be adversely affected.

THE MARKET PRICE OF OUR COMMON SHARES MAY DECLINE AS A RESULT OF THE ACQUISITIONS OF CONTINUITY AND DIGITAL ARCHAEOLOGY.

         The market price of our common shares may decline as a result of the acquisitions if:

         - the integration of our company and each of Continuity and Digital Archaeology is unsuccessful;
         - we do not achieve the perceived benefits of the acquisitions as rapidly or to the extent anticipated by financial or industry analysts or investors; or
         - the effect of the acquisitions on our financial results is not consistent with the expectations of financial or industry analysts or investors.

         The market price of our common shares could also decline as a result of factors related to the acquisitions which may currently be unforeseen. A decline in the market price of our common shares could materially and adversely affect our operating results.

IF WE ACQUIRE ADDITIONAL COMPANIES, PRODUCTS OR TECHNOLOGIES, WE MAY FACE RISKS SIMILAR TO THOSE FACED IN OUR OTHER ACQUISITIONS.

         If we are presented with appropriate opportunities, we intend to make other investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. If we acquire another company, we will likely face the same risks, uncertainties and disruptions as discussed above with respect to our other acquisitions. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our company or our existing stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

FUTURE SALES OF STOCK COULD AFFECT OUR STOCK PRICE.

         If our stockholders sell substantial amounts of our common shares, including shares issued in connection with acquisitions and upon the exercise of outstanding options and warrants, in the public market, the market price of our common shares could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO GROW OUR BUSINESS, WHICH WE MAY NOT BE ABLE TO DO.

         Our future liquidity and capital requirements are difficult to predict because they depend on numerous factors, including the success of our existing and new service offerings as well as competing technological and market developments. As a result, we may not be able to generate sufficient cash from our operations to meet additional working capital requirements, support additional capital expenditures or take advantage of acquisition opportunities. Accordingly, we may need to raise additional capital in the future. Our ability to obtain additional financing will be subject to a number of factors, including market conditions and our operating performance. These factors may make the timing, amount, terms and conditions of additional financing unattractive for us. If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. If we raise additional funds through debt financing, we could incur significant borrowing costs. If we are unable to raise additional funds when needed, our ability to operate and grow our business could be impeded.

TECHNICAL PROBLEMS WITH INTERNAL OR OUTSOURCED COMPUTER AND COMMUNICATIONS SYSTEMS COULD RESULT IN REDUCED REVENUES AND HARM TO OUR REPUTATION.

         The success of our online support services depends on the efficient and uninterrupted operation of our own and outsourced computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunications failures, break-ins, sabotage, computer viruses and similar adverse events. Our operations depend on our ability to protect our systems against damage or interruption. We cannot guarantee that our internet access will be uninterrupted, error-free or secure. We have no formal disaster recovery plan in the event of damage or interruption, and our insurance policies may not adequately compensate us for losses that we may incur. Any system failure that causes an interruption in our service or a decrease in responsiveness could harm our relationships with our clients and result in reduced revenues.

FAILURE TO SELL ONLINE SERVICES MAY IMPAIR OUR FUTURE REVENUE GROWTH.

         We currently focus primarily on software sales rather than online offerings. Our competitors may move to a heavier emphasis on online offerings, and our failure to focus on it at an early stage may make it difficult to compete if online offerings become a dominant means of generating revenues within the industry. In addition, although our sales force sells both our software products and online offerings, the skills necessary to market and sell online offerings are different than those relating to our software products. As a result, our sales and marketing groups may not be able to maintain or increase the level of sales of our online offerings.

A DECLINE IN OUR LICENSE REVENUES COULD CAUSE A DECLINE IN OUR SERVICE REVENUES.

         Our products are designed to enable customers to rapidly develop and deploy e-business communication applications. Where desirable, our professional services group can assist our clients internal IT personnel to implement our products. Because the revenues associated with these services are largely correlated with the licensing of our products, a decline in license revenues could also cause a decline in our service revenues.

CONFLICTS BETWEEN OUR PRODUCTS AND OTHER VENDORS' PRODUCTS COULD HARM OUR BUSINESS AND REPUTATION.

         Our clients generally use our products together with products from other companies. As a result, when problems occur in the network, it may be difficult to identify the source of the problem. Even when these problems are not caused by our products, they may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY RIGHTS.

         We rely on contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. Despite any precautions that we take to protect our intellectual property:

         - laws and contractual restrictions may be insufficient to prevent misappropriation of our technology or deter others from developing similar technologies;
         - current laws that prohibit software copying provide only limited protection from software "pirates", and effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;
         - other companies may claim common law trademark rights based upon state, provincial or foreign laws that precede any registrations we may receive for our trademarks; and
         - policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

         It is possible that our intellectual property rights could be successfully challenged by one or more third parties, which could result in our inability to exploit, or our loss of the right to prevent others from exploiting, certain intellectual property. We are aware that certain of our competitors have filed patent applications.

         Also, the laws of other countries in which we market our products may offer little or no effective protection of our technology. Reverse engineering, unauthorized copying or other misappropriation of our technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

WE RELY ON SOFTWARE LICENSED TO US BY THIRD PARTIES FOR FEATURES WE INCLUDE IN OUR PRODUCTS.

         We use and in the future will use certain software technologies and other information that we license or otherwise acquire from third parties, usually on a non-exclusive basis, including software that is integrated with our internally developed software and used in our products to perform what may be important functions. If we are not able to continue to use the third-party software and technologies, or if they fail to adequately update and support their products, we could suffer delays or reductions in shipments of our products until alternative software and technologies could be identified, which could adversely affect our business and financial condition.

CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE THEIR PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND INCREASE OUR COSTS.

         Substantial litigation over intellectual property rights exists in our industry. We expect that software in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlap. Third parties may currently have, or may eventually be issued patents that our products or technology infringe.

         Any of these third parties might make a claim of infringement against us. Many of our software license agreements require us to indemnify our clients and suppliers from any claim or finding of intellectual property infringement. Any litigation, brought by us or others, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, litigation in which we are accused of infringement might cause negative publicity, have an impact on prospective clients, cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

OUR INSURANCE MAY NOT BE SUFFICIENT TO COVER ALL POTENTIAL PRODUCT LIABILITY AND WARRANTY CLAIMS.

         Our products are integrated into our clients' networks. The sale and support of our products results in the risk of product liability or warranty claims based on damage to these networks. In addition, the failure of our products to perform to client expectations could give rise to warranty claims. Although we carry general liability insurance, our insurance would likely not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.

OUR PRODUCTS COULD CONTAIN UNDETECTED DEFECTS OR ERRORS.

         We face the possibility of higher costs as a result of the complexity of our products and the potential for undetected errors. Due to the mission-critical nature of our products and services, undetected errors are of particular concern. We have only a limited number of clients that test new features and the functionality of our software before we make these features and functionalities generally available. If our software contains undetected errors or we fail to meet our clients' expectations in a timely manner, we could experience:

         - loss of, or delay in revenues expected from the new product and an immediate and significant loss of market share;
         - loss of existing clients that upgrade to the new product and of new clients;
         -        failure to achieve market acceptance;
         -        diversion of development resources;
         -        injury to our reputation;
         -        increased service and warranty costs;
         -        legal actions by clients against us; and
         -        increased insurance costs.

         A product liability claim could harm our business by increasing our costs, damaging our reputation and distracting our management.

OUR INTERNATIONAL EXPANSION EFFORTS MAY NOT BE SUCCESSFUL.

         Our operations outside the United States and Canada are located in the United Kingdom, Denmark, The Netherlands and Hong Kong, and to date, have been limited. We plan to expand our existing international operations and establish additional facilities in other parts of the world, including other parts of Europe and Asia. However, we have not yet determined which cities or countries will be the locations for our international expansion. The expansion of our existing international operations and entry into additional international markets are key parts of our growth strategy and will require significant management attention and financial resources. In addition, to expand our international sales operations, we will need to, among other things:

         - expand our international sales channel management and support organizations;
         - develop relationships with international service providers and additional distributors and systems integrators; and
         -        customize our products for local markets.

         Our investments in facilities in other countries may not produce desired levels of revenues. Even if we are able to expand our international operations successfully, we may not be able to maintain or increase international market demand for our products.

OUR BUSINESS MAY SUFFER IF WE FAIL TO ADAPT APPROPRIATELY TO THE CHALLENGES ASSOCIATED WITH OPERATING INTERNATIONALLY.

         Expanding our operations outside the United States and Canada subjects us to numerous inherent potential risks associated with international operations. These risks include greater difficulty in accounts receivable collection, the burden of complying with multiple and conflicting regulatory requirements, foreign exchange controls, longer payment cycles, import and export restrictions and tariffs, potentially adverse tax consequences, and political and economic instability, any of which could impair our sales and results of operations. In addition, our ability to expand our business in certain countries will require modification of our products, particularly domestic language support.

         Our international operations will increase our exposure to international laws and regulations. If we cannot comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult to conduct our business. The European Union, in which we have sales offices recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information, which, if applied to the sale of our products and services, could negatively impact our results of operations.

FLUCTUATIONS IN EXCHANGE RATES MAY AFFECT OUR OPERATING RESULTS.

         A substantial portion of our revenues are now, and are expected to continue to be, realized in currencies other than Canadian dollars. Our operating expenses are primarily paid in Canadian dollars. Fluctuations in the exchange rate between the Canadian dollar and these other currencies may have a material effect on our results of operations. In particular, we may be adversely affected by a significant strengthening of the Canadian dollar against the U.S. dollar. We do not currently engage in currency hedging activities. We have not yet, but may in the future, experience significant foreign exchange rate losses, especially to the extent that we do not engage in hedging.

IF WE ARE OR BECOME A PASSIVE FOREIGN INVESTMENT COMPANY WE MAY NOT BE ABLE TO SATISFY RECORD-KEEPING REQUIREMENTS, WHICH COULD HAVE ADVERSE U.S. TAX CONSEQUENCES TO YOU.

         The rules governing passive foreign investment companies can have significant effects on U.S. investors. We could be classified as a passive foreign investment company if, for any taxable year, either:

         - 75% or more of our gross income is passive income, which includes interest, dividends and some types of rents and royalties; or
         - the average percentage, by fair market value, or, in some cases, by adjusted tax basis, of our assets that produce or are held for the production of passive income is 50% or more.

         Distributions which constitute "excess distributions," as defined in
Section 1291 of the Internal Revenue Code, from a passive foreign investment company and dispositions of shares of a passive foreign investment company are subject to the highest rate of tax on ordinary income in effect and to an interest charge based on the value of the tax deferred during the period during which the shares are owned. However, these rules generally will not apply if the U.S. investor elects to treat the passive foreign investment company as a qualified electing fund under Section 1295 of the Internal Revenue Code.

         If we are or become a passive foreign investment company we may not be able to satisfy record-keeping requirements that would permit you to make a qualified electing fund election.

RISKS RELATED TO OUR INDUSTRY

OUR FUTURE REVENUES AND PROFITS DEPEND ON THE CONTINUED GROWTH IN USE AND EFFICIENT OPERATION OF THE INTERNET AND E-MAIL.

         We sell our products and services primarily to organizations that receive large volumes of e-mail and communications over the web. Consequently, our future revenues and profits, if any, substantially depend upon the continued acceptance and use of the web and e-mail, which are evolving as communications media. Rapid growth in the use of e-mail is a recent phenomenon and may not continue. As a result, a broad base of enterprises that use e-mail as a primary means of communication may not develop or be maintained. Moreover, companies that have already invested significant resources in other methods of communications with customers, such as call centers, may be reluctant to adopt a new strategy that may limit or compete with their existing investments. If businesses do not continue to accept the web and e-mail as communications media, our business would suffer.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET COULD DISCOURAGE COMMUNICATION BY E-MAIL OR OTHER INTERNET-BASED COMMUNICATIONS FACILITATED BY OUR PRODUCTS.

         Due to the increasing popularity and use of the internet, it is possible that Canadian and U.S. federal, Canadian provincial, U.S. state, and other foreign regulators could adopt laws and regulations that impose additional burdens on those companies that conduct business online. These laws and regulations could discourage communication by e-mail or other internet-based communications facilitated by our products, which could reduce demand for our products and services.

         The growth and development of the market for online services may prompt calls for more stringent consumer protection laws or laws that may inhibit the use of internet-based communications or the information contained in these communications. The adoption of any additional laws or regulations may slow the growth of the internet. A decline in the growth of the internet, particularly as it relates to online communication, could decrease demand for our products and services and increase our cost of doing business, or otherwise harm our business.

BECAUSE WE ARE A CANADIAN COMPANY, IT MAY BE DIFFICULT FOR YOU TO ENFORCE AGAINST US LIABILITIES BASED SOLELY UPON THE FEDERAL SECURITIES LAWS OF THE UNITED STATES.

         We have been incorporated under the laws of the Province of Ontario, and our executive offices are located in Ontario. Many of our directors, controlling persons and officers, and representatives of the experts named herein are residents of Canada and a substantial portion of their assets and a majority of our assets are located outside the United States. Consequently, it may be difficult for you to enforce against us or any of our directors, controlling persons, officers or experts who are not resident in the United States, liabilities based solely upon the federal securities laws of the United States.

OUR BOARD OF DIRECTORS MAY ISSUE, WITHOUT SHAREHOLDER APPROVAL, PREFERENCE SHARES THAT HAVE RIGHTS AND PREFERENCES SUPERIOR TO THOSE OF COMMON SHARES AND THAT MAY DELAY OR PREVENT A CHANGE OF CONTROL.

         Our Articles of Incorporation allow the issuance of an unlimited number of preference shares in one or more series. Our board of directors may set the rights and preferences of any class of preference shares in its sole discretion without the approval of the holders of common shares. The rights and preferences of these preference shares may be superior to those of the common shares. Accordingly, the issuance of preference shares may adversely affect the rights of holders of common shares. The issuance of preference shares also could have the effect of delaying or preventing a change of control of our company.

WE DO NOT INTEND TO PAY ANY DIVIDENDS ON OUR COMMON SHARES.

        We have not paid any cash dividends on our shares and we currently do not have any plans to pay dividends on our shares. In addition, our lease line of credit specifically prohibits the payment of dividends on our shares.

RISKS ASSOCIATED WITH THIS OFFERING OF OUR COMMON SHARES

THE PRICE OF OUR COMMON SHARES AFTER THIS OFFERING MAY BE LOWER THAN THE PRICE YOU PAY IN THIS OFFERING.

         The market price of our common shares has been highly volatile and has fluctuated significantly since the initial public offering of our common shares on February 14, 2000. The market price of our common shares may continue to fluctuate significantly in response to a number of factors, some of which are beyond our control.

         The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies have been extremely volatile, and have experienced fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common shares.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of our common shares by the selling stockholders. The principal purpose of this offering is to effect an orderly disposition of the selling stockholders' shares.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares beneficially owned by each of the selling stockholders as of March 26, 2001 and the number of shares that may be offered by the selling stockholders pursuant to this prospectus. We have assumed, when calculating the numbers in the table, that all of the shares owned by each selling stockholder and offered pursuant to this prospectus will be sold.

         Except as otherwise noted, none of the selling stockholders has held any position, office or other material relationship with Delano or any of its affiliates within the past three years other than as a result of his or its ownership of the shares.

         As of March 26, 2001, there were 37,240,389 common shares outstanding.



                                           NUMBER OF SHARES OWNED  NUMBER OF SHARES      NUMBER OF SHARES
                                                 BEFORE THE       OFFERED PURSUANT TO     OWNED AFTER THE
          SELLING STOCKHOLDER                     OFFERING          THIS PROSPECTUS          OFFERING
  CONTINUITY SOLUTIONS, INC.
  James P. Agah                                     6,666                6,666                 -
  Michael D. Agah                                   6,666                6,666                 -
  Wendy A. Sohorec Agah                            13,332               13,332                 -
  Jenny Au                                          2,666                2,666                 -
  Michael Au, Trustee, The 2000
     Michael AU Descendants'                       17,332               17,332                 -
     Trust
  Jeffrey G. Bernstein and
     Christina M. Horn, joint                       8,604                8,604                 -
     tenants
  Robert J. Bishop                                  6,666                6,666                 -
  C. Mark Bold & Mary
     McAllister Bold, Trustees, C.
     Mark & Mary McAllister Bold
     U/T/A dated 6/16/94                            6,000                6,000                 -
  Douglas M. Brockett                              94,057               94,057                 -
  Mark W. and Louise B.
     Brockett, joint tenants                       11,933               11,933                 -
  R. Duke Buchnan III                               3,332                3,332                 -
  Roy Bukstein & Katherine
     Bukstein Trustees for R&K
     Bukstein Declaration of Trust
     dated 5/24/96                                  1,332                1,332                 -
  Elliot H. Cole                                    1,332                1,332                 -
  James W. Concidine                                2,000                2,000                 -
  Charlie and Macia Corbett                        13,332               13,332                 -
  John Coss                                         3,332                3,332                 -
  Bruce Crozier                                     5,332                5,332                 -
  Ted Fagenson                                      2,166                2,166                 -

                                          NUMBER OF SHARES OWNED   NUMBER OF SHARES      NUMBER OF SHARES
                                                BEFORE THE        OFFERED PURSUANT TO     OWNED AFTER THE
          SELLING STOCKHOLDER                    OFFERING           THIS PROSPECTUS          OFFERING
  Terence J. Gallagher                              2,666                2,666                 -
  Christopher C. Gaut and Tiffany A.
  Camarillo, Joint Tenancy                          3,666                3,666                 -
  Eric K. Gaut                                    246,329              246,329                 -
  Jeffrey G. Gaut                                   3,732                3,732                 -
  Norman Gaut                                      46,000               46,000                 -
  Charles Heard, Trustee, Trust
     Fund C u/a dated 3/24/72 by
     Marvin J. Gaut, FBO Norman
     Gaut                                         229,257              229,257                 -
  Douglas A. Graham                                 6,666                6,666                 -
  Michael David Greenbaum                          10,832               10,832                 -
  Hambra Investment Limited                        15,264               15,264                 -
  Joseph D. Heard Jr. & Marie C.
     Heard JTROS                                    2,666                2,666                 -
  Brian L. Hinman and Suzanne
     R. Skees, Trustees of the Brian
     L. Hinman and Suzanne R.
     Skees 1996 Inter Vivos Trust                  10,325               10,325                 -
  Matt Hynes                                          240                  240                 -
  Mary Elizabeth Johnson                            1,000                1,000                 -
  Mary H. Kelley                                    3,332                3,332                 -
  Kendu Partners Company                           13,332               13,332                 -
  Alex J. Knight                                      665                  665                 -
  Nancy J. Knight, Trustee,
     Robert T. and Nancy J. Knight
     Living Trust                                   8,597                8,597                 -
  Maxime Levesque                                   2,783                2,783                 -
  MDNH Trading Corporation                          8,000                8,000                 -
  Mary Miner, Trustee FBO the
     Survivors TR Est Under the R
     & M Miner Admin Trust
     Under 1st Amnd/Rstd Aud                       20,000               20,000                 -
     3/14/94
  Joan M. Nevins                                    3,198                3,198                 -
  Aoife Ni Mhathuna                                    40                   40                 -
  Aidan O'Sullivan                                  1,558                1,558                 -
  Michael Pausic and Kelly A.
     MacDougall, joint tenants with
     right of survivorship                          3,332                3,332                 -
  Julie Perry                                      40,000               40,000                 -
  Christopher Pia                                   6,666                6,666                 -
  Jeffrey G. & Lisa L. Quiros                       4,000                4,000                 -
  James W. Ryan                                     2,666                2,666                 -
  David Salomon                                    16,000               16,000                 -

                                          NUMBER OF SHARES OWNED   NUMBER OF SHARES      NUMBER OF SHARES
                                                BEFORE THE        OFFERED PURSUANT TO     OWNED AFTER THE
          SELLING STOCKHOLDER                    OFFERING           THIS PROSPECTUS          OFFERING

  Steven Howard Shapiro                             3,332                3,332                 -
  Ssangyong Cement (Singapore)
     Limited                                       92,523               92,523                 -
  Melissa Sterrett                                  1,749                1,749                 -
  Neil C. Stipanich & Ann A.
     Stipanich, Trustees, Neil C.
     Stipanich & Ann A. Stipanich
     1996 Trust                                     3,332                3,332                 -
  Les B. Strauss                                    9,600                9,600                 -
  Georgia Lou Susie Anderson,
     Trustee, Georgia Lou Susie                     1,332                1,332                 -
     Anderson Trust
  Technology Fund II Pte Ltd.                      64,392               64,392                 -

DIGITAL ARCHAEOLOGY CORPORATION
  Michael H. Foster                               145,354              145,354                 -
      Chief Technology Officer
  Striata, Inc.                                    25,650               25,650                 -
  Michael E. Gaddis                                   684                  684                 -
  James A. Bartolomeo                               4,236                4,236                 -
  Steven N. Mersand                                 4,236                4,236                 -
  KCEP I, L.P.                                    723,930              723,930                 -
  Gateway Partners L.P.                           196,216              196,216                 -
  John P. Humphreys Revocable
     Trust                                        664,668              664,668                 -
  Shirley Bush Helzberg                            11,774               11,774                 -
  Shirley Bush Helzberg
     Revocable Trust u/t/d 12/23/94                38,952               38,952                 -
  James T. Schraith                                 9,738                9,738                 -
  James P. Pryde                                    2,922                2,922                 -
  Manuel Parra                                     38,952               38,952                 -
  Leah White Hollingshead                           9,738                9,738                 -
  Davis, Tuttle Venture Partners,                 289,836              289,836                 -
     L.P.
  Citicorp                                        496,862              496,862                 -
  Kansas City Equity Partners
     DA, LLC                                      198,744              198,744                 -
  Kansas Venture Capital, Inc.                    165,621              165,621                 -
  MorAmerica Capital
     Corporation                                  159,410              159,410                 -
  NDSBIC, L.P.                                     47,616               47,616                 -
  Diamond State Ventures, L.P.                    124,216              124,216                 -
  White Pines Limited Partnership I                87,448               87,448                 -
  Pacific Capital, L.P.                           148,561              148,561                 -
  Ian R. N. Bund                                    2,815                2,815                 -

                                          NUMBER OF SHARES OWNED   NUMBER OF SHARES      NUMBER OF SHARES
                                                BEFORE THE        OFFERED PURSUANT TO     OWNED AFTER THE
          SELLING STOCKHOLDER                    OFFERING           THIS PROSPECTUS          OFFERING

  Yocum Consulting Associates, Inc.                 1,159                1,159                 -
  Volunteer Healthcare
     Associates, L.L.C.                             1,325                1,325                 -
  McDonald Investments Inc.
     Custodian FBO S. Sterling
     McMillan                                         497                  497                 -
  Ronald G. Kalish Living Trust                     2,815                2,815                 -
  Anthony Grover                                      497                  497                 -
  McDonald Investments Inc.
     Custodian FBO Daniel J.
     Boyle                                          1,656                1,656                 -
  Herbert S. Amster, as Trustee of
     the Herbert S. Amster
     Amended Trust dated January
     23, 1989                                       1,656                1,656                 -
  Wincrest Ventures, LTD.                         197,419              197,419                 -
  John Price                                        1,325                1,325                 -
  David C. Feldman                                 20,703               20,703                 -
  Thistle Hill Partners, LTD.                      12,422               12,422                 -
  Donald R. Sinclair                               20,703               20,703                 -
  J. Randolph Ewing                                 8,281                8,281                 -
  Richard J. Adler                                  8,281                8,281                 -
  Silicon Valley Bancshares                         9,304                9,304                 -
  GATX Ventures, Inc.                              49,671               49,671                 -
                                       ----------------------------------------------
                    TOTAL                       5,031,045            5,031,045                 -
                    =====                       =========            =========


         The selling stockholders acquired their shares in connection with (i) the acquisition of Continuity Solutions, Inc. by our wholly owned subsidiary, Continuity Acquisition Corporation, on September 26, 2000 and (ii) the acquisition of Digital Archaeology Corporation by our wholly owned subsidiary Delano/DA Acquisition Corp. on October 16, 2000. In the Continuity Merger, Delano issued common shares in exchange for all of the capital stock of Continuity. In the Digital Merger, Delano issued common shares and cash in exchange for all of the capital stock of Digital. Both acquisitions were accounted for using the purchase method of accounting. In connection with the acquisitions, we entered into separate registration rights agreements with both Continuity and Digital Archaeology stockholders pursuant to which we agreed to register the shares issued to them in connection with the respective acquisitions.

         In connection with the acquisition of Digital Archaeology, all stockholders executed an Investment Agreement whereby such stockholders agreed not to sell, contract or offer to sell, sell short, pledge, transfer or otherwise dispose of any shares of Delano without the prior written consent of Delano ("Lock-up Shares"). Twenty-five percent of such Lock-up Shares were released from such restrictions on March 1, 2001, an additional 50% of such Lock-up Shares shall be released from such restrictions on October 16, 2001 and the remaining Lock-up Shares shall be released from such restrictions on April 16, 2002. A total of 3,935,890 shares being registered in this offering are Lock-up Shares.

                              PLAN OF DISTRIBUTION


         The shares offered in this prospectus may be offered and sold from time to time for the accounts of the selling stockholders, subject to the restrictions mentioned above.

         The selling stockholders will act independently of Delano in making decisions with respect to the timing, manner and size of any sale. The selling stockholders may sell the shares:

         -        at then-prevailing prices and terms;
         -        at prices related to the then-current market price; or
         -        at negotiated prices.

         The sales may be made in the over-the-counter market, on the Nasdaq National Market, or on any exchange on which the shares are listed. The selling stockholders may sell the shares in one or more of the following types of transactions:

         - one or more block trades in which the broker or dealer will attempt to sell as agent or principal all or a portion of the shares held by the selling stockholder;
         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
         - ordinary brokerage transactions and transactions in which a broker solicits purchasers;
         -        in negotiated transactions; or
         -        through other means.

        Subject to the restrictions imposed on them related to their employment by us, the selling stockholders may enter into hedging transactions when selling the shares. For example, the selling stockholders may:

         - sell shares short and redeliver such shares to close out their short positions;
         - enter into transactions involving short sales by the brokers or dealers;
         - enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker or dealer, who then resells or transfer the shares under this prospectus; or
         - loan or pledge the shares to a broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling stockholders may effect sales through brokers, dealers or agents, who in turn may arrange for other brokers or dealers to participate. The brokers, dealers or agents may receive discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the shares in amounts to be determined prior to the sale. Under the federal securities laws, these brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" and any discounts, concessions or commissions received by them may be deemed to be "underwriting compensation" under the Securities Act of 1933, as amended. Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     In addition to selling the shares, the selling stockholders may:

         - sell their shares under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144;
         - transfer the shares by gift, distribution or other transfer not involving market makers or established trading markets; or
         - agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The selling stockholders are not subject to any underwriting agreement. The selling stockholders, or any parties who receive the shares from the selling stockholders by way of a gift, donation, distribution or other transfer, may sell the shares covered by this prospectus.

         Delano will pay all expenses incident to the offering and sale of the shares to the public other than any discounts, concessions, commissions or fees of underwriters, brokers, dealers or agents.

         Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exists an exemption from the registration or qualification requirements and that the issuer has complied with the exemption.

         We intend to maintain the effectiveness of this prospectus until April 16, 2002 or such period as is required to satisfy our obligations under the registration rights agreements among the selling stockholders and us. We may suspend the selling stockholders' rights to resell shares under this prospectus.

         We have informed the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their respective affiliates. In addition, we will make copies of this prospectus available to each of the selling stockholders and shall inform them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will not receive any proceeds from this offering. The selling stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the resale of the shares.

                                  LEGAL MATTERS

         The legality of the shares offered in this prospectus is being passed upon for us by Blake, Cassels & Graydon LLP, Toronto, Ontario, Canada. As of the date of this prospectus, certain attorneys with the firm of Blake, Cassels & Graydon LLP beneficially own not more than 1% of our common shares.

                                     EXPERTS

         The consolidated financial statements and related schedule as of March 31, 1999 and 2000 and for the period from May 7, 1998 (date of inception) to March 31, 1999 and the year ended March 31, 2000 included in the Annual Report on Form 10-K of Delano Technology Corporation, incorporated by reference herein, have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Digital Archaeology Corporation at December 31, 1999 and 1998 and for the years then ended, incorporated in this Prospectus and Registration Statement by reference to Amendment No. 1 to Delano Technology Corporation's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 29, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in reliance upon such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an estimate of the expenses we expect to incur and pay in connection with the issuance and distribution of the securities being registered:

Registration Fee -- Securities and Exchange Commission.............  $ 2,201.08

Nasdaq Additional Listing Fee......................................  $        0

Accounting Fees and Expenses.......................................  $   10,000

Legal Fees and Expenses............................................  $   25,000

Miscellaneous......................................................  $    1,000

TOTAL..............................................................  $38,201.08

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Business Corporations Act (Ontario) and the Company's Articles of Organization and by-laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to our Articles of Organization and to our by-laws filed as exhibits to our registration statement on Form F-1 (No. 333-94505).

         Reference also is hereby made to Section 5 of the Registration Rights Agreement filed as Exhibit 2.2 to the Company's Current Report on Form 8-K dated October 16, 2000, filed on October 20, 2000 and Section 5 of the Registration Rights Agreement filed as Exhibit 4.2 hereto, for a description of indemnification arrangements between the Company and Digital Archaeology and Continuity Selling Stockholders, pursuant to which the Digital Archaeology and Continuity Selling Stockholders are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         In addition, the Company has an existing directors and officers liability insurance policy.

ITEM 16. EXHIBITS.

EXHIBIT NO.                        ITEM AND REFERENCE

     2        --  Agreement and Plan of Reorganization, dated October 13, 2000, by and among Delano Technology Corporation, Delano/DA
                  Acquisition Corp., and Digital Archaeology Corporation (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed on October 20, 2000 and incorporated by reference herein)

     4.1       -- Registration Rights Agreement dated as of October 13, 2000, by and among Delano Technology Corporation and Digital Archaeology stockholders, (filed as Exhibit 2.2 to the Company's Current Report on Form 8-K filed on October 20, 2000 and incorporated by reference herein)

     4.2      --  Registration Rights Agreement dated as of September 26, 2000 by and among Delano Technology Corporation and Continuity stockholders (filed herewith)

     5.1      --  Legal Opinion of Blake, Cassels & Graydon LLP (filed
                  herewith)

    23.1      --  Consent of KPMG LLP (filed herewith)

    23.2          Consent of Ernst & Young LLP (filed herewith)

    23.3      --  Consent of Blake, Cassels & Graydon LLP (included in Exhibit
                  5.1)

    24        --  Power of Attorney (contained on signature page)

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         PROVIDED, HOWEVER, that paragraphs (a)(1)(ii) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

         (5) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to
                  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Delano pursuant to the foregoing provisions, or otherwise, Delano has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Delano will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Delano certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Markham, in the Province of Ontario, Canada, on this 28th day of March, 2001

                               DELANO TECHNOLOGY CORPORATION


                               By: /s/ John Foresi
                                  ----------------------------------------------
                                  John Foresi
                                  President and Chief Executive Officer
                                  (Principal Executive Officer)

                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of Delano Technology Corporation, hereby severally constitute and appoint John Foresi and Thomas Hearne, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this registration statement on Form F-3 (including post-effective amendments) and any amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Delano Technology Corporation, to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             SIGNATURE                                       TITLE                                   DATE

/s/ John Foresi                       President and Chief Executive Officer,                 March 28, 2001
-------------------------------       Director
John Foresi                           (Principal Executive Officer)

/s/ Thomas Hearne                      Chief Financial Officer                               March 28, 2001
-------------------------------       (Principal Financial Officer and Principal
Thomas Hearne                         Accounting Officer)


/s/ Dennis Bennie                      Chairman of the Board of Directors                    March 28, 2001
-------------------------------
Dennis Bennie

/s/ Albert Amato                       Director                                              March 28, 2001
-------------------------------
Albert Amato

/s/ J. Ian Giffen                      Director                                              March 28, 2001
-------------------------------
J. Ian Giffen

/s/ Bahman Koohestani                  Director                                              March 28, 2001
-------------------------------
Bahman Koohestani

/s/ Donald Woodley                     Director                                              March 28, 2001
-------------------------------
Donald Woodley

/s/ Al Delorenzi                       Director                                              March 28, 2001
-------------------------------
Al Delorenzi

                                INDEX TO EXHIBITS

Exhibit
Number                          Description of Exhibit
-------                         ----------------------


     2 Agreement and Plan of Reorganization, dated October 13, 2000, by and among Delano Technology Corporation, Delano/DA Acquisition Corp., and Digital Archaeology Corporation (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed on October 20, 2000 and incorporated by reference herein)

     4.1 Registration Rights Agreement dated as of October 13, 2000, by and among Delano Technology Corporation and Digital Archaeology stockholders, (filed as Exhibit 2.2 to the Company's Current Report on Form 8-K filed on October 20, 2000 and incorporated by reference herein)

     4.2 Registration Rights Agreement dated as of September 26, 2000 by and among Delano Technology Corporation and Continuity stockholders (filed herewith)

     5.1 Legal Opinion of Blake, Cassels & Graydon LLP (filed herewith)

    23.1          Consent of KPMG LLP (filed herewith)

    23.2          Consent of Ernst & Young LLP (filed herewith)

    23.3          Consent of Blake, Cassels & Graydon LLP (included in Exhibit
                  5.1)

    24            Power of Attorney (contained on signature page)